EXHIBIT 10-E(b)

AMENDMENT TO THE

COLGATE-PALMOLIVE COMPANY

2007 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

AMENDMENT, dated as of December 7, 2006, to the Colgate-Palmolive Company 2007 Stock Plan for Non-Employee Directors (the “Plan”).

WHEREAS, the Board of Directors desires to conform the stock adjustment provisions of the equity compensation plans of the Company, including the Plan, so as to clarify that equitable substitution or adjustments shall be made in the event of a change in corporate equity capitalization and may be made at the discretion of the Board in the event of certain corporate transactions, all as defined and on the terms and conditions set forth below;

NOW, THEREFORE, Section 6 of the Plan is amended to read in full as follows:

6.	Adjustments. In the event of any change in corporate equity capitalization, such as a stock split, reverse stock split, stock dividend, share combination, recapitalization, spin-off or similar event affecting the equity capital structure of the Company, the Board shall make equitable substitution or adjustments in the number and kind of shares to be granted under the Plan and the number and kind of shares credited to Share Accounts. In the event of a corporate transaction, such as any merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation (as defined below) (other than a spin-off), or other distribution of stock or property of the Company (including an extraordinary cash dividend) not covered by the prior sentence, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, or similar event affecting the Company or any of its subsidiaries or affiliates, the Board may make such substitution or adjustments in the number and kind of shares to be granted under the Plan, in the number and kind of shares credited to Share Accounts, and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion. For these purposes, “Disaffiliation” means a subsidiary or affiliate of the Company ceasing to be a subsidiary or affiliate for any reason (including, without limitation, as a result of a public offering, or a spin-off or sale by the Company of the stock of the subsidiary or affiliate) or a sale of a division of the Company or its affiliates. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section as a result of a cash dividend for which Dividend Equivalents are credited pursuant to Section 7(c) below.